Exhibit 99.1

For Immediate Release	Contacts: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC.
ANNOUNCES POSTPONEMENT OF 2003 THIRD QUARTER EARNINGS RELEASE
AND CONFERENCE CALL

East Lansing, Mich. (November 6, 2003) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) announced this morning that its earnings release scheduled for this afternoon will be delayed until Wednesday, November 12, 2003 after the market closes. The conference call is rescheduled for Thursday, November 13, 2003 at 10:00 a.m. Eastern time. The Company is alerting the market that it expects to announce a substantial net loss for the quarter due to significant adjustments in reserves for policy losses. The additional reserves are expected to approximate $43 million, before taxes ($28 million, net of tax). In addition, as a result of the net loss, the Company expects that, for the foreseeable future, it will not be able to report the deferred tax asset that results from its accumulated net operating losses and other timing differences. This will require the Company to incur a non-cash charge of approximately $50 million to establish a valuation allowance in order to eliminate the deferred tax asset.

William B. Cheeseman, President and CEO of APCapital stated, “We are obviously disappointed in this development, and hope to be able to report the specific and significant magnitude of our loss as soon as possible, but at present, we are focused on getting the correct and accurate information and completing actuarial analysis. Next week’s third quarter earnings release announcement will include the Company’s announcement of its exit from the healthcare and workers compensation businesses. In addition, the Board of Directors is exploring its options to maximize shareholder value.”

Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability and workers’ compensation insurance through American Physicians Assurance Corporation and its other subsidiaries. The group of companies is rated A- (Excellent) by A.M. Best and A- by Standard & Poor’s. Further information about the companies is available on the Internet at www.apcapital.com.

Forward-Looking Statements
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves, liabilities imposed that exceed our policy limits and reserves, increased pressures on rates and our potential inability to obtain rate increases, adverse changes in the health care industry, our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers and to collect the full amount of reinsurance recoverable due to run-off or insolvency of a reinsurer, adverse regulatory changes in Michigan and all of our states of operation, our potential inability to execute our business strategy, the loss of our relationships with medical associations, an unanticipated increase in claims or other unforeseen costs due to our exit from certain markets, an interruption or change in our principal third-party distribution relationship, a reduction in our A.M. Best Company rating, negative changes in financial market conditions, a further downturn in general economic conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.